PRICING SUPPLEMENT NO. 11A                                        Rule 424(b)(3)
DATED: January 27, 2004 +                                    File No. 333-109793
       April 21, 2004 ++
(To Prospectus dated November 17, 2003, and
Prospectus Supplement dated November 17, 2003)

                                 $10,668,950,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount: $925,000,000    Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 1/30/2004 ^  Fixed Rate Notes [ ]    Certificated Notes [ ]
                     4/26/2004 ^^

Maturity Date:  1/30/2009         CUSIP#: 073928D67

                                  Euroclear and Clearstream Common Code:
                                  018536650

Option to Extend Maturity:        No      [x]
                                  Yes     [ ]   Final Maturity Date:

Lead Agents:                      Bear, Stearns & Co. Inc.
                                  Bear, Stearns International Limited

Co-Agent:                         Zions Investments Securities, Inc.


                                                Optional            Optional
                            Redemption          Repayment           Repayment
     Redeemable On           Price(s)            Date(s)             Price(s)
     -------------        --------------      -------------       -----------

          N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                         Maximum Interest Rate:  N/A

[ ]    Commercial Paper Rate                 Minimum Interest Rate:  N/A

[ ]    Federal Funds Effective Rate

[ ]    Federal Funds Open Rate               Interest Reset Date(s):  *

[ ]    Treasury Rate                         Interest Reset Period:  Quarterly

[ ]    LIBOR Reuters                         Interest Payment Date(s):  **

[x]    LIBOR Telerate

[ ]    Prime Rate

[ ]    CMT Rate

Initial Interest Rate: 1.42%                 Interest Payment Period:  Quarterly

Index Maturity: Three Months

Spread (plus or minus): +0.30%

+     $600,000,000 was traded on January 27, 2004.
++    $325,000,000 was traded on April 21, 2004.
^     $600,000,000 was issued on January 30, 2004.
^^ $325,000,000 was issued on April 26, 2004. These Notes will have interest accrued from January 30, 2004 for the Interest Payment Date on April 30, 2004.
* Commencing April 30, 2004 and on the 30th of each July, October, January and April thereafter prior to Maturity.
** Commencing April 30, 2004 and on the 30th of each July, October, January and April thereafter, including the maturity date.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.


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